Exhibit 99

FOR RELEASE 4:00 p.m. November 19, 2004

VALLEY FINANCIAL CORPORATION

36 Church Avenue, S.W.

Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer

A. Wayne Lewis, Executive Vice President and Chief Operating Officer

(540) 342-2265

VALLEY FINANCIAL CORPORATION DECLARES DIVIDEND;

ANNOUNCES COMPLETION OF STOCK SALE

ROANOKE, VIRGINIA. November 19, 2004 – Valley Financial Corporation (OTC – VYFC) will pay the second consecutive semi-annual cash dividend since its formation. The Board of Directors has declared a dividend of $0.06 (six cents) on each share of the Company’s outstanding common stock, currently 4,074,630 shares. The dividend is payable January 3, 2005 to shareholders of record December 15, 2004

The Company also has completed its previously-announced plans to sell 275,000 shares of its authorized but unissued common stock, no par value, at $14.00 per share, in a private offering. The shares were sold to prominent local businessman and private investor Nicholas F. Taubman, former Chief Executive Officer and current Director of Advance Auto Parts, and certain entities controlled by the Taubman family. The Company has registered the shares with the Securities and Exchange Commission, a condition of the sale, and Mr. Taubman now owns beneficially approximately 9.9% of the outstanding Valley Financial common stock. Proceeds of the sale were $3,850,000 prior to deduction of the Company’s share of registration expenses.

Ellis L. Gutshall, President and Chief Executive Officer of the Company, said of the stock sale, “We believe this transaction is positive for all parties. By this private placement, we were able to accommodate Mr. Taubman’s stated desire for a significant investment in a fast-growing, successful local company. Valley Financial now has additional equity capital to continue its rapid growth and increase its market share, and all shareholders ultimately should benefit from the incremental profits realized from this growth.”

Gutshall also said, “We are delighted to have an even closer relationship with someone of Nick Taubman’s stature in the local community. While he will not seek a Board seat and has stated his intent to be a passive investor, we view an investment of this size by someone of Nick’s prominence and reputation as a major endorsement. We look forward to a long continuation of the partnership between him and the only independent bank now headquartered in Roanoke.”